News Release

Luby's, Inc.
2211 Northeast Loop 410
P.O. Box 33069
San Antonio, Texas 78265-3069
210/654-9000
www.lubys.com

For additional information contact:  Adam Carter, Communications Director, 832-435-3084

FOR IMMEDIATE RELEASE

Luby's Profitable in the Third Quarter
- Increased Same-Store Sales and Lower Costs Result in Profit -

SAN ANTONIO, TX - June 10, 2004 - Luby's, Inc. (NYSE: LUB) today announced the results of operations for its third quarter ended May 5, 2004. Same-store sales increased 4.8% over the prior year, and the Company's net income was $381,000, the first positive income result since the same quarter of 2000.

"We are very pleased with the results for the third quarter, both operationally and financially," said Chris Pappas, CEO of Luby's. "Our increased same-store sales and our profitability this quarter are a result of the hard work of our men and women out in the restaurants. These results help to keep us on course towards returning Luby's to a healthy, strong organization."

For the quarter, total Company sales increased approximately 4.0% from $71.5 million a year ago to $74.4 million this year. This increase was primarily due to the same-store sales increase mentioned above, which was partially offset by a decrease of $508,000 due primarily to store closures. (Stores included in same-store sales are those which have been open at least 18 consecutive accounting periods.) Operationally, the Company continued to achieve more efficient food and labor costs as a percent of sales. Specifically, food cost decreased as a percent of sales from 27.4% last year to 26.7% this year, and labor cost decreased from 28.1% last year to 26.5% this year. Additionally, as a percent of sales, total prime costs (food and labor) were 53.2% this year, compared to 55.5% last year. General and administrative expenses declined $1.9 million compared to the same period last year due in part to increased efforts to better control expenses at the corporate level.

Excluding asset impairments, the Company produced an adjusted operating income of $3.7 million, compared to a relative operating loss last year of $73,000. Post-impairments, Luby's reported income from operations of $4.3 million compared to a loss from operations of $1.5 million the prior year.

"There are a number of ongoing initiatives in the restaurants that have led to these results," said Pappas. "Our combination meals have proven to be very popular, especially some of the new fish items we introduced during the third quarter. We recently kicked off our new summer promotion, offering some delicious, new menu items that our customers have not seen at Luby's before. We hope everyone will come in soon to try these new items."

For the quarter, interest expense was higher on a year-over-year basis, mostly due to an increase in the amortization of the discount on the Company's subordinated debt and an increase in the effective interest rate on the Company's outstanding debt.  The Company experienced a decline in other income from $969,000 a year ago to $209,000 this year, mostly due to gains on real estate sold during the third quarter of fiscal 2003.

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Luby's reported income before discontinued operations for the third quarter of $2.4 million and net income of $381,000.  This compares to the third quarter of fiscal 2003, which resulted in a loss before discontinued operations of $2.1 million and a net loss of $25.0 million, which was driven by various impairment losses on properties designated for closure in accordance with the Company's current business plan. That plan was initiated in March of 2003. The Company posted an EBITDA of $7.7 million in the third quarter of 2004, compared to an EBITDA of $4.3 million in the third quarter of 2003 (see EBITDA reconciliation below).

The Company's debt decreased during the third quarter of fiscal 2004 by $1.5 million, primarily due to the sale of real estate. At the end of the quarter, Luby's credit-facility balance was down to $78.5 million compared to $91.6 million at the end of fiscal 2003.

Year-to-date, Luby's same-store sales were up 1.4%. Year-to-date food cost, as a percent of sales, was 26.9% compared to the prior year of 27.7%, and labor cost was 27.4% compared to 28.9% last year. Therefore, total prime costs were 54.3% for fiscal 2004 year-to-date compared to the fiscal 2003 year-to-date total of 56.6%. General and administrative costs were lower by $2.8 million.

Luby's provides its customers with delicious, home-style food, value pricing, and outstanding customer service at its 139 restaurants in Dallas, Houston, San Antonio, the Rio Grande Valley, and other locations throughout Texas and other states.  Luby's stock is traded on the New York Stock Exchange (symbol LUB).  For more information about Luby's, visit the Company's website at www.lubys.com.

The Company will hold its quarterly conference call with financial analysts to discuss third-quarter results on June 10, at 2:30 p.m. (Central Time).  Interested investors are invited to listen to the call by dialing 800-758-6974; the conference name is Luby's.  A replay will be available following the call through June 17, 2004.  The replay number is 800-642-1687, and the conference I.D. number is 7809639.

The Company wishes to caution readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time to time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the company.  Except for historical information, matters discussed in such oral and written communications are forward-looking statements that involve risks and uncertainties, including but not limited to general business conditions, the impact of competition, the success of operating initiatives, changes in the cost and supply of food and labor, the seasonality of the company's business, taxes, inflation, governmental regulations, and the availability of credit, as well as other risks and uncertainties disclosed in periodic reports on Form 10-K and Form 10-Q.

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Prior period results have been reclassified to show the retroactive effect of discontinued operations per the business plan.  Reclassification facilitates more meaningful comparability to the Company's current information.  As stores are closed in the future and presented in discontinued operations, quarterly and annual financial amounts, where applicable, will be reclassified for further comparability.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share data)

	Quarter Ended		Three Quarters Ended
	May 5,	May 7,	May 5,	May 7,
	2004	2003	2004	2003

	(84 days)	(84 days)	(252 days)	(252 days)
SALES	$74,400	$71,549	$213,637	$213,426

COSTS AND EXPENSES:
Cost of food	19,876	19,573	57,504	59,196
Payroll and related costs	19,751	20,089	58,618	61,682
Occupancy and other operating expenses	22,841	21,683	66,874	65,303
Depreciation and amortization	3,876	4,060	11,764	12,239
General and administrative expenses	4,333	6,217	14,047	16,893
Provision for (reversal of) asset impairments and restaurant closings	(569)	1,390	770	1,364

	70,108	73,012	209,577	216,677

INCOME (LOSS) FROM OPERATIONS	4,292	(1,463)	4,060	(3,251)
Interest expense	(2,060)	(1,626)	(6,437)	(4,582)
Other income, net	209	969	702	5,254

Income (loss) before income taxes	2,441	(2,120)	(1,675)	(2,579)
Provision (benefit) for income taxes	-	-	-	-

Income (loss) from continuing operations	2,441	(2,120)	(1,675)	(2,579)
Discontinued operations, net of taxes	(2,060)	(22,870)	(7,452)	(28,917)

NET INCOME (LOSS)	$381	$(24,990)	$(9,127)	$(31,496)

Income (loss) per share - before discontinued operations - basic and assuming dilution(a)	$0.11	$(0.09)	$(0.08)	$(0.11)

Income (loss) per share - from discontinued operations - basic and assuming dilution(a)	$(0.09)	$(1.02)	$(0.33)	$(1.29)

Net income (loss) per share - basic and assuming dilution( a)	$0.02	$(1.11)	$(0.41)	$(1.40)

Weighted average shares outstanding	22,470	22,456	22,470	22,448

(a)In loss periods, earnings per share assuming dilution equals basic earnings per share as potentially dilutive securities are antidilutive. For the quarter ended May 5, 2004, the effect of the dilution on earnings per share was not significant enough to have an effect on the calculation.

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CONSOLIDATED BALANCE SHEETS
(In thousands)

	May 5,	August 27,
	2004	2003

	(Unaudited)
ASSETS
Current Assets:
Cash	$1,643	$871
Short-term investments	18,601	20,498
Trade accounts and other receivables	124	283
Food and supply inventories	1,896	1,798
Prepaid expenses	3,259	3,485
Deferred income taxes	2,446	1,777

Total current assets	27,969	28,712
Property, plant, and equipment - net	202,301	217,676
Property held for sale	24,232	32,946
Investments and other assets	1,554	547

Total assets	$256,056	$279,881

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$13,667	$12,488
Accrued expenses and other liabilities	16,696	20,978
Convertible subordinated notes, net - related party	8,676	6,973
Credit-facility debt	78,490	91,559

Total current liabilities	117,529	131,998
Accrued claims and insurance	3,439	3,729
Deferred income taxes and other credits	11,124	10,579
Reserve for restaurant closings	500	1,663
Commitments and contingencies	-	-

Total liabilities	132,592	147,969

SHAREHOLDERS' EQUITY
Common stock, $.32 par value; authorized 100,000,000 shares, issued 27,403,067 shares in 2004 and 2003	8,769	8,769
Paid-in capital	36,625	36,916
Deferred compensation	-	(679)
Retained earnings	182,841	191,968
Less cost of treasury stock, 4,933,063 and 4,946,771 shares in 2004 and 2003, Respectively	(104,771)	(105,062)

Total shareholders' equity	123,464	131,912

Total liabilities and shareholders' equity	$256,056	$279,881

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The Company's operating performance is evaluated using several measures.  One of those measures, EBITDA, is derived from the Income (Loss) From Operations GAAP measurement.  EBITDA has historically been used by the Company's credit-facility lenders to measure compliance with certain financial debt covenants. The Company's original credit-facility debt agreement defined EBITDA as the sum of operating income, plus nonrecurring, noncash charges which decrease operating income, plus depreciation and amortization, minus nonrecurring credits which are included in operating income.  The agreement further specified that EBITDA shall exclude the noncash portion of the CEO's and the COO's stock option compensation, cost of stock options with employees, accounting requirements for future store closings required by GAAP, and costs of closing a store location.

Compared to the results from the prior fiscal year, for the third quarter of fiscal 2004, EBITDA increased $3.4 million, while for the first three quarters, it increased $6.0 million due to the various applicable reasons noted above.

	Quarter Ended		Three Quarters Ended
	May 5,	May 7,	May 5,	May 7,
	2004	2003	2004	2003

	(84 days)	(84 days)	(252 days)	(252 days)
Income (loss) from operations	$4,292	$(1,463)	$4,060	$(3,251)
Less excluded items:
Provision for (reversal of) asset impairments and restaurant closings	(569)	1,390	770	1,364
Depreciation and amortization	3,876	4,060	11,764	12,239
Noncash executive compensation expense	91	302	679	907

EBITDA	$7,690	$4,289	$17,273	$11,259

As noted previously, prior year amounts have been reclassified to conform to the current year presentation, including the applicable reclassifications of store activity discontinued in accordance with the implementation of the business plan.  While the Company and many in the financial community consider EBITDA to be an important measure of operating performance, it should be considered in addition to, but not as a substitute for or superior to, other measures of financial performance prepared in accordance with accounting principles generally accepted in the United States, such as operating income and net income.  In addition, the Company's definition of EBITDA is not necessarily comparable to similarly titled measures reported by other companies.

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